UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

TERRAPIN 3 ACQUISITION CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.

(3)	Filing Party:

(4)	Date Filed:

On July 11, 2016, Terrapin 3 Acquisition Corporation issued the following press release:

Terrapin 3 Acquisition Corporation Announces Intent to Convene and Adjourn its Special Meeting of Stockholders to July 19, 2016

NEW YORK, July 11, 2016 /PRNewswire/ – Terrapin 3 Acquisition Corporation (NASDAQ: TRTL, TRTLU, TRTLW) (the “Company”) today announced that it intends to convene and then adjourn, without conducting any business, its special meeting of stockholders scheduled to occur at 10:00 a.m., Eastern time, on July 13, 2016, and reconvene at 10:00 a.m., Eastern time, on July 19, 2016, to vote on the proposals described in the proxy statement filed with the Securities and Exchange Commission (“SEC”) on June 10, 2016. At the special meeting, stockholders of the Company will be asked to vote on a proposal to amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination for an additional 150 days, from July 22, 2016 to December 19, 2016 (the “Extended Date”), provided that the Company has executed a definitive agreement for a business combination on or before July 22, 2016; and a proposal to amend the Company’s investment management trust agreement, dated July 16, 2014, by and between the Company and Continental Stock Transfer & Trust Company to extend the date on which to commence liquidating the trust account established in connection with the Company’s initial public offering in the event the Company has not consummated a business combination by the Extended Date.

The special meeting will still be held at the offices of Greenberg Traurig, LLP, located at the MetLife Building, 200 Park Avenue, New York, New York 10166.

If you have not submitted a proxy for use at the special meeting, you are urged to do so promptly. No action is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy is included in the proxy statement filed by the Company with the SEC on June 10, 2016, which is available without charge on the SEC’s website at http://www.sec.gov.

About Terrapin 3 Acquisition Corporation

Terrapin 3 Acquisition Corporation is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Terrapin 3 Acquisition Corporation completed its initial public offering in July 2014, raising approximately $212,750,000 in gross proceeds.

Forward-Looking Statements

Certain statements made herein are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from our expectations or projections.

Additional information concerning factors that may impact our expectations and projections can be found in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 and in the proxy statement filed by the Company with the SEC on June 10, 2016. Our SEC filings are available publicly on the SEC’s website at http://www.sec.gov. The Company disclaims any obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information about the Amendments and Where to Find It

In connection with the proposed Charter Amendment and Trust Amendment, the Company filed a definitive proxy statement with the SEC on June 10, 2016 and thereafter commenced mailing the definitive proxy statement to its stockholders as of the May 27, 2016 record date for the special meeting. Investors and security holders of the Company are advised to read the definitive proxy statement that was filed with the SEC in connection with the Company’s solicitation of proxies for its stockholders’ meeting to be held to approve the proposed Charter Amendment and Trust Amendment because the definitive proxy statement contains important information about the proposed Charter Amendment and Trust Amendment. Stockholders may also obtain a copy of the definitive proxy statement, as well as other relevant documents that have been or will be filed with the SEC, without charge, at the SEC’s website at http://www.sec.gov or by directing a request to: Terrapin 3 Acquisition Corporation, c/o Terrapin Partners, 1700 Broadway, 18th Floor, New York, New York 10019, Attn: Stephen Schifrin, Secretary.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow & Co., LLC at:  Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, phone: (800) 662-5200 (banks and brokers call collect at: (203) 658-9400), email: TRTL.info@morrowco.com.

Participants in Solicitation

The Company and certain of its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders. Information concerning the interests of the directors and executive officers of the Company is set forth in the definitive proxy statement filed with the SEC on June 10, 2016.